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EXHIBIT 99A6
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STATEMENTS OF INCOME                    U S WEST Communications, Inc.
(UNAUDITED)                               (Telephone Operations Only)
                           Quarter Ended         Nine Months Ended
                           September 30,   %     September 30,   %
In millions                1996    1995  Change  1996    1995  Change
-------------------------------- ------- ------------- ------- ------
OPERATING REVENUES
 Local service            $1,208  $1,105   9.3  $3,532  $3,231   9.3
 Interstate access           606     594   2.0   1,854   1,774   4.5
 Intrastate access           192     186   3.2     571     558   2.3
 Long-distance network       272     298  (8.7)    840     891  (5.7)
 Other services              178     151  17.9     507     455  11.4
                         ----------------      ----------------
Total operating revenue    2,456   2,334   5.2   7,304   6,909   5.7
                         ----------------      ----------------
OPERATING EXPENSES
 Employee-related*           848     780   8.7   2,525   2,277  10.9
 Other operating*            386     403  (4.2)  1,148   1,159  (0.9)
 Taxes other than
   income taxes               92      92    -      284     299  (5.0)
 Depreciation & amort        541     507   6.7   1,565   1,499   4.4
                         ----------------      ----------------
Total operating expenses   1,867   1,782   4.8   5,522   5,234   5.5
                         ----------------      ----------------

Income from operations       589     552   6.7   1,782   1,675   6.4

Interest expense             104      98   6.1     308     284   8.5
Gains on sales of rural
 telephone exchanges           2      34 (94.1)     51     112 (54.5)
Other expense - net           10      10    -       25      43 (41.9)
                         ----------------      ----------------
Income before inc taxes,
 extd item & cum effect
 of chg in acctg princ       477     478  (0.2)  1,500   1,460   2.7

Income tax provision         183     173   5.8     574     543   5.7
                         ----------------      ----------------

Income before extd
 item & cum effect of
 chg in acctg princ          294     305  (3.6)    926     917   1.0

Extraordinary item:
 Early extinguishment
 of debt, net of tax          -       (5)   -       -       (5)   -
                         ----------------      ----------------
Income before cum effect
 of chg in acctg princ       294     300  (2.0)    926     912   1.5

Cum effect of chg in
 acctg princ, net of tax      -       -     -       34      -     -
                         ----------------      ----------------
NET INCOME                  $294    $300  (2.0)   $960    $912   5.3
                         ================      ================

*Employee-related expenses for the nine months ended September 30, 1996 include the impacts of employee transfers from affiliated Communications Group companies to U S WEST Communications, Inc.
(USWC) during the first half of 1995. Prior to the transfers, these affiliate employee costs were billed to USWC and reflected as affiliate expense, which is included in other operating expenses.
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